Exhibit 4.83

Call Option Agreement

This Call Option Agreement (this “Agreement”) is entered into by the following Parties on November 27, 2017:

1. AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD. (“Party A”), a limited liability company duly established and validly existing under the laws of Hong Kong, with its registered address at 12/F Ruttonjee House, 11 Duddell Street, Central, HK, and registration number: 51387663-000-11-15-5;

2. Chiao-Ling Hsu (“Party B 1”), ID card number: A220920613, Address: No.92, Alley 57, Lane 103, Linwulong Street, 23 Neiliaoli, Anle District, Keelung City, Taiwan; and

3. Shu Hui Cai (“Party B 2”), ID card number: A220737216, Address: No.5, Lane 1, Linxin East Street, 2 Futaili, Songshan District, Taipei City, Taiwan.

(Party B 1 and Party B 2 are collectively referred to as “Party B”, and Party A and Party B collectively referred to as “Parties”.)

WHEREAS:

(1) Party B 1 and Party B are shareholders of IValley Co., Ltd. (“IValley”), holding 60% and 40% of the equity interest in IValley respectively;

(2) Party B is willing to transfer their equity interests in IValley to Party A (or its affiliate or assign) to the extent permitted by the laws of Taiwan and if such transfer is allowed under the laws of Taiwan.

Now therefore, through good faith consultations, the Parties reach an agreement on the following terms:

Section 1 Definitions

Unless otherwise specified in this Agreement, the following terms shall have the following meanings:

Call Option	The right granted to Party A and/or any third party designated by Party A to subscribe for all or part of the equity interests held by Party B in IValley under the terms and conditions of this Agreement.

Laws of Taiwan	The laws, regulations and decisions made and promulgated by various Taiwan legislative authorities; the administrative rules, regulations, measures and other legally binding official documents made and promulgated by various Taiwan administrative authorities.

Approvals	The approvals, consents, permits and authorizations made and/or issued by relevant Taiwan administrative authorities under the laws of Taiwan.

Equity in IValley	The equity interests held lawfully by Party B in IValley. The ratio of such equity is equivalent to the ratio of Party B’s capital contributions to IValley’s registered capital.

Loan Agreement	The loan agreement and any amendments thereto entered into among Party A and Party B on July 28, 2017.

Section 2 Grant of Call Option

2.1 Party B hereby irrevocably and exclusively grant Party A the Call Option, the right that allows Party A and any third party designated by Party A to subscribe for all or part of the equity interest held by Party B in IValley.

2.2 To the extent permitted by the laws of Taiwan, Party A and/or any third party designated by Party A shall have the right to exercise the Call Option at any time during the term of this Agreement, to obtain necessary government approvals and complete required registration procedures (if required, including the evaluation procedures), and to obtain and maintain the Equity in IValley. Party A and/or any third party designated by Party A shall become the lawful holder of the Equity in IValley, and shall have the right to obtain all shareholder rights according to its shareholding ratio.

2.3 Without Party A’s written consent, Party B shall not grant to any third party any rights, senior to or on a parity with Call Option.

Section 3 Consideration for the Call Option

To the fullest extent permitted by the laws of Taiwan,, the transfer price of the Equity in IValley (or any part thereof) shall be equal to Party B’s second contribution to the registered capital of IValley in exchange for such Equity in IValley (or any part thereof) (“Contribution to Registered Capital”). The Parties agree that, to the fullest extent permitted by the Taiwan laws, in connection with the transfer of any or all Equity in IValley to Party A and/or any third party designated by Party A, Party A shall have the right to offset the debt Party B owes to Party A against the transfer price for such Equity, and Party A and any third party designated by Party A shall not be required to make any cash payment to Party B separately. If the Equity in IValley is required to be valuated under relevant the laws of Taiwan, or there are any other provisions for the transfer price for such Equity, then such transfer price shall be the lowest price permitted under relevant the laws of Taiwan.

Section 4 Exercise of the Call Option

4.1 Party A and/or any third party designated by Party A shall have the right to exercise the Call Option in any way permitted by law at any time within the term of the Call Option upon effectiveness of this Agreement.

4.2 During the term of this Agreement, Party A and/or any third party designated by Party A may exercise the Call Option in whole or part in order to obtain any or all of the equity interest for which it has the right to subscribe hereunder at one or more times.

4.3 Party A shall exercise the Call Option by delivering a subscription notice to Party B (see the form and substance of such notice in Appendix 1). Party B shall transfer to Party A and/or any third party designated by Party A the corresponding Equity in IValley as specified in the subscription notice.

4.4 Party B shall complete all procedures required for Party A and/or any third party designated by Party A to obtain the Equity in IValley and become a lawful shareholder of IValley within sixty (60) days after Party A and/or any third party designated by Party A sends the subscription notice for the exercise of the Call Option, including without limitation, adopting any necessary resolution, providing or causing or facilitating IValley to provide all necessary documents, and causing and helping IValley to obtain approvals from competent government authorities for the change of equity and handle all relevant procedures in the event that IValley is converted to a foreign-invested company due to the exercise of the Call Option.

Section 5 Representations and Warranties

5.1 Party B represents and warrants to Party A and/or any third party designated by Party A (as the case may be) as follows in connection with the Call Option as of the date of this Agreement and at the time when Party A and/or any third party designated by Party A exercises the Call Option hereunder:

(1) IValley is a limited liability company duly established and existing under the laws of Taiwan;

(2) Party B has contributed the capital for his or her equity interest in IValley in full. Party A and/or any third party designated by Party A shall acquire such equity interest without any capital contribution to IValley in accordance with this Agreement;

(3) Except the pledge granted to Party A by the share pledge agreement entered into by Party A and Party B on November 27, 2017, Party B has not created or allowed any option, call option, pledge, or other equity interest or security interest on Equity in IValley without Party A’s written consent;

(4) Without Party A’s written consent, Party B shall not transfer the Equity in IValley to any third party;

(5) Without Party A’s written consent, Party B shall not supplement, alter or modify the Articles of Association of IValley in any form, shall not increase or decrease its registered capital, or otherwise change the structure of its registered capital;

(6) During the term of this Agreement, Party B and IValley have not engaged in and shall not engage in any act or omission that may cause any losses to Party A or cause any reduction in value of the Equity in IValley;

(7) Without Party A’s written consent, Party B shall not incur, assume, guarantee or allow the existence of any debt other than the debt that (i) arises in the normal or routine course of business rather than out of borrowing; and (ii) has been disclosed to and approved in writing by Party A;

(8) IValley has the right to operate all business activities within the approved business scope which it is operating or it expects to operate in the future; and

(9) Party B shall not have the right to early terminate this Agreement.

5.2 Party A represents and warrants to Party B in connection with the execution of this Agreement as follows:

(1) Party A is a limited liability company duly established and existing under the laws of Hong Kong;

(2) The execution and performance of this Agreement will not constitute Party A’s violation of its obligations under any legally binding documents entered into with any third party, or constitute a violation of any prohibition or ruling of any administrative authorities, arbitration agencies or judicial organs.

Section 6 Liability for Breach

6.1 Under any of the following circumstances, Party B shall be deemed to breach the Agreement:

(1) Any representations or warranties made by Party B are not true or correct;

(2) Party B transfers the Equity in IValley to any company or individual other than Party A and/or any third party designated by Party A without Party A’s prior written consent;

(3) Party B fails to promptly handle or facilitate IValley to handle relevant procedures upon receipt of the subscription notice from Party A and/or any third party designated by Party A in accordance with this Agreement, which would cause Party A and/or any third party designated by Party A to fail to acquire the Equity of IValley;

(4) Party B attempts to terminate this Agreement without Party A’s consent;

(5) Party B violates any other provisions hereof.

6,2 If Party B breaches the Agreement, it shall indemnify Party A against all direct economic losses, any foreseeable indirect losses and any expenses incurred by Party A for such breach, including without limitation attorney fees, litigation and arbitration fees, financial and travel expenses.

Section 7 Term and Terminate

7.1 This Agreement shall come into effect as of the date when the authorized representatives of the Parties duly sign the Agreement, and shall remain effective until the termination of the Loan Agreement.

7.2 Unless otherwise provided herein, Party A shall have the right to early terminate this Agreement upon twenty (20) days’ prior notice, but Party B shall not early terminate this Agreement.

Section 8 Force Majeure

8.1 Force Majeure means any event (i) that is beyond the control of either or both Parties hereto; (ii) that cannot be foreseen or cannot be overcome even foreseeable; and (iii) that occurs after the date of this Agreement and prevent either Party hereto from performing this Agreement in whole or part. Force Majeure includes without limitation the occurrence of explosion, fire, flood, earthquake and other acts of God and war, civil disorder, governmental act of sovereignty, etc.

8.2 The Party affected by any Force Majeure event may suspend the performance of relevant obligations that cannot be performed due to Force Majeure until the effect of such Force Majeure event is eliminated, and shall not be held liable for such suspension. However, such Party shall use its best endeavors to overcome such event and reduce its adverse effect.

Section 9 Governing Law

The conclusion, effectiveness, interpretation, performance, enforcement and dispute resolution of this Agreement shall be governed by the laws of Taiwan.

Section 10 Dispute Resolution

10.1 All disputes arising out of or in connection with this Agreement shall be settled by the Parties through good faith consultations. If no agreement can be reached through consultations within sixty (60) days after one Party receives a notice from other Party requesting the beginning of such consultations or as otherwise agreed by the Parties, either Party shall have the right to submit such dispute to The Republic of China Arbitration Association for arbitration in accordance with its then effective rules. The arbitration shall be held in Taipei.

10.2 While any disputes exist between the Parties, the Parties shall continue to perform duties and obligations without any dispute.

Section 11 Miscellaneous

11.1 No amendment, modification, addition or deletion made to this Agreement shall become effective unless the Parties sign a written document by mutual agreement.

11.2 The invalidity, ineffectiveness and unenforceability of any provisions hereof shall not affect or prejudice the other provisions’ validity, effectiveness and enforceability. However, the Parties shall also cease to perform such invalid, ineffective and unenforceable provisions, and only modify such provisions to the extent the modified provisions have the closest intent to the original provisions so that they are valid, effective and enforceable under such specific facts and circumstances.

11.3 This Agreement shall be effective to and binding upon both Parties and their respective successors or permitted assigns. Party A shall have the right to transfer its rights under this Agreement and other agreements contemplated herein at its sole discretion to any third party without Party B’s consent.

11.4 The headings herein are for convenience only, and shall not affect the interpretation of any provisions hereof.

11.5 Unless otherwise provided herein, either Party’s failure to exercise or delay in exercising any of its rights or powers hereunder shall not be construed as a waiver of such rights or powers. Any single or partial exercise of any rights or powers shall not preclude the exercise of other rights or powers.

11.6 This Agreement shall supersede any prior or concurrent verbal or written agreement, understanding and communication between the Parties in connection with this Agreement.

11.7 This agreement is signed by one type of three copies, each party holds one original.

IN WITNESS WHEREOF, the duly authorized representatives of Party A and Party B have executed this Agreement on the date first above written.

AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD.

Authorized Representative:
Signature:	/s/

Chiao-Ling Hsu

Signature:	/s/

Shu Hui Cai

Signature:	/s/

Appendix 1

Subscription Notice

To Chiao-Ling Hsu / Shu Hui Cai

in accordance with the Call Option Agreement (“Agreement”) entered into by you and AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD. on November 27, 2017, we decide to exercise the call option under such Agreement for all of the equity interest in IValley Co., Ltd. and appoint                  as the transferee of the target equity interest.

AMBOW EDUCATION MANAGEMENT (HONG KONG) LTD. Authorized Representative:
Title:
Date: